Exhibit 3.2

FORM NO. 3a	Registration No. 34500

BERMUDA

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

I HEREBY CERTIFY that in accordance with section 10 of the Companies Act 1981 Sensus Metering Systems (Bermuda 2) Ltd. by resolution and with the approval of the Registrar of Companies has changed its name and was registered as Sensus (Bermuda 2) Ltd. on the 25th day of June 2009.

Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 30th day of June 2009

Acting Registrar of Companies